Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TAKE-TWO INTERACTIVE SOFTWARE, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST:  The name of the corporation is:

Take-Two Interactive Software, Inc.

SECOND:  The corporation hereby amends its Certificate of Incorporation as follows:

1.     Section 8.1 of Article VIII is hereby amended by deleting all of the text in the first paragraph of such section and replacing it with the following in substitution therefor:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Five Million (155,000,000) shares, of which One Hundred Fifty Million (150,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share.”

THIRD:  The written amendment effected herein has been duly adopted by the Board of Directors and approved by the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this certificate has been subscribed this 23rd day of April, 2009, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Daniel P. Emerson
	Name:	Daniel P. Emerson
	Title:	Vice President, Associate General Counsel and Secretary